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                                                                  EXHIBIT 21.1


                                SUBSIDIARY LIST


Cayenta Operating Company, a Delaware corporation.

J. B. Systems, Inc., dba Mainsaver, a California corporation.

Assist Cornerstone Technologies, Inc., a Utah corporation.

SFG Technologies, Inc., a corporation formed under the laws of Canada.